UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K/A

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

DF Growth REIT II, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 24R-00480

Delaware	83-2600369
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

750 B Street Suite 1930 San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

(858) 430-8528
Registrant’s telephone number, including area code

Class A Investor Shares
(Title of each class of securities issued pursuant to Regulation A)

Explanatory Note

This Amendment No. 1 on Form 1-K/A (this “Form 1-K/A") amends and restates certain items noted below in the Annual Report on Form 1-K of DF Growth REIT II, LLC (the “Company”) for the fiscal year ended December 31, 2021, as originally filed with the Securities and Exchange Commission on May 3, 2022 (the “Original Filing”). This Form 1-K/A amends the Original Filing to reflect the correction of typographical errors and certain disclosures related to fees charged by the Sponsor.

For the convenience of the reader, this Form 1-K/A sets forth the Original Filing, as amended, in its entirety; however, this Form 1-K/A amends and restates only the following disclosures that were impacted from the correction of the error:

●	Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Operating Results

●	Item 3 – Directors and Officers – Directors and Officers

●	Item 3 – Directors and Officers – Ownership of Related Entities

●	Item 3 – Compensation of Executive Officers

●	Item 3 – Compensation of the Manager and Sponsor

●	Item 3 – Timing of Payments of Fees and Expense Reimbursements

●	Item 3 – Other Compensation

●	Item 3 – Report to Investors

Except as described above, no other changes have been made to the Original Filing. This Form 1-K/A speaks as of the date of the Original Filing and does not reflect events that have occurred after the date of the Original Filing or modify any disclosures affected by subsequent events.

i

ii

Caution Regarding Forward-Looking Statements

The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.”

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe long-term trends favor secondary and tertiary cities” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events, including all of the things we talk about in the “Risks of Investing” section of our Offering Circular, which may be accessed via the EDGAR website maintained by the Securities and Exchange Commission.

Consequently, the actual result of investing in the Company could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by law.

Given The Risks and Uncertainties, Please Do Not Place Undue Reliance

On Any Forward-Looking Statements

Item 1. Business

Overview

The Company was formed to invest in real estate projects in the United States. The Company will focus primarily on multifamily value-add properties but will also look for opportunities across other commercial real estate sectors, including industrial projects, data centers, self-storage, and medical office projects. The Company might seek to identify existing projects that have become distressed because of the COVID-19 pandemic, but distressed projects will not be its principal focus.

Investments Through Other Entities

Sometimes the Company will own real estate directly. Most of the time, however, the investments made by the Company will be through other entities (“Project Entities”). For example, if the Company invests in a multi-family property, the property will likely be owned by a different entity, such as a limited partnership or a limited liability company. Typically, Project Entities will be controlled by the Sponsor or another entity controlled by the Sponsor. However, if the Company does not control the Project Entity itself then it will retain control rights, meaning the Company’s consent will be required to certain major actions taken by the Project Entity, such as the sale or refinancing of its real estate and the replacement of its manager or general partner.

The manager of the Company, DF Manager, LLC, a Delaware limited liability company, which we refer to as the “Manager,” is an affiliate of DiversyFund, Inc., a Delaware corporation and a real estate developer, which we refer to as the “Sponsor.” The Sponsor maintains a website, www.DiversyFund.com (the “Site”) where it seeks funding for its real estate projects.

Regulation A Offering

On January 29, 2021, our Offering Circular (the “Offering Circular”), whereby we sought to raise up to $50,000,000 through the sale of Class A Investor Shares under Regulation A (the “Offering”), was “qualified” by the Securities and Exchange Commission. The Offering Circular is available through the SEC’s EDGAR site, www.sec.gov/edgar, and may also be obtained by contacting the Company. As of January 27, 2022, the Offering is temporarily suspended, and we have raised $8,300,787 as of December. 31, 2022 from the sale of Class A Investor Shares.

LLC Agreement

The Company is governed by a Limited Liability Company Agreement dated August 20, 2020, which we refer to as the “LLC Agreement.” A copy of the LLC Agreement is attached as Exhibit 1A-2B.

Management

The Company is managed by the Manager. The LLC Agreement generally gives the Manager exclusive control over all aspects of the Company’s business. Other members of the Company, including Investors who purchase Class A Investor Shares in the Offering, generally have no right to participate in the management of the Company. There is only one exception to this rule: the owners of the Class A Investor Shares may, in some situations, remove the Manager for cause.

Investment Strategy

The Company is seeking to invest in a diversified portfolio of predominantly multifamily value add real estate assets throughout the United States.

Specifically, we intend to invest primarily in multifamily value-add projects in markets that exhibit a trend of strong population and job growth and other favorable local market conditions. The value-add investment strategy entails (i) buying a project that is already stabilized and creating cash flow, (ii) implementing a capital expenditure program where we renovate both the interior units and the exterior of the property over a 18 to 36 month period, and (iii) improving the overall management of the property to decrease operating expenses and increase occupancy. We expect these renovations will allow us to charge tenants a higher rent and therefore “add value” to the asset by increasing cash flow and the property’s overall market value based on the higher net operating income.

We expect that once the Company has raised $50 million of equity capital, at least 50% of such capital will have been invested in projects of this kind.

The Company might also build or invest in new multifamily projects where it believes it can expect a significant profit.

The Company might also lend money to real estate projects to generate current yield.

COVID-19 and the Multi-Family Market

Historically, the multi-family market has been driven by favorable supply/demand fundamentals, including (i) a limited number of new units coming onto the market; (ii) the demographic often referred to as “echo boomers,” (iii) an increase in the number of immigrants; and (iv) tighter lending guidelines leading to lower rates of home ownership.

However, the onset of the global COVID-19 pandemic caused by the coronavirus has interrupted many of these positive fundamentals. Many of these interruptions are likely to negatively impact the multi-family market, as least in the near-term. Yet we remain optimistic about the medium-to-long term outlook of the multi-family market and believe the current market presents many exciting investment opportunities.

First, we believe that the number of new units coming onto the market will remain limited. According to the National Association of Home Builder’s (“NAHB”) Multifamily Production Index (“MPI”), production of new multifamily units has decreased significantly since the onset of COVID-191. Builders are reporting the worst building conditions for multifamily units since the fourth quarter of 20092 and NAHB’s Multifamily Market Vacancy Index (the “MVI”) is showing a significant increase in the number of vacant apartments in multifamily properties3. Collectively, we believe these indicators are unlikely to improve as states continue to grapple with containing COVID-19, meaning that production of new multifamily units will remain stagnant.

1 “Multifamily Vacancy Indices – Q1 2020 (Seasonally Adjusted),” by the National Association of Home Builders, accessed on June 30, 2020 and available at: https://www.nahb.org/-/media/NAHB/news-and-economics/docs/housing-economics/mms/2020-quarter-1/mvi-q1-2020-pdf.pdf.

2 Id.

3 “Multifamily Vacancy Indices – Q1 2020 (Seasonally Adjusted),” by the National Association of Home Builders, accessed on June 30, 2020 and available at: https://www.nahb.org/-/media/NAHB/news-and-economics/docs/housing-economics/mms/2020-quarter-1/mvi-q1-2020-pdf.pdf.

Second, we believe the strong negative impacts of COVID-19 on labor markets will result in increased residential mortgage foreclosures and a larger pool of persons interested in multi-family housing. According to Federal Reserve Chairman Jerome Powell, among those persons working in February of 2020, almost 40% percent of those households making less than $40,000 a year lost a job in March of 20204. Many of these jobs were likely in lower-wage industries such as retail and leisure/hospitality which reported industry unemployment rates of 17.1% and 39.3% in April of 2020, respectively5.

At the same time, the rise in COVID-19 cases across the country has increased the risk that the existing mortgage forbearance rate (estimated to be 8.6% of all active mortgages as of the final week of June 2020) will increasingly transition to mortgage foreclosures by the end of 2020.6 Some initial estimates project that the foreclosure rate could approach 20-30% of all active mortgages,7 indicating that the potential pool of people seeking multifamily housing is likely to increase, at least in the short-to-medium term.

Third, this projected increase in mortgage foreclosures is leading to tighter credit markets and increased standards for banks to originate new loans. According to the Mortgage Bankers Association’s Mortgage Credit Availability Index, the availability of mortgage credit has decreased significantly each month since the initial wave of COVID-19 cases in March 2020, and availability of mortgage credit in May 2020 was at is lowest levels since early 20148. This is due in part to major banks increasing their mortgage borrower standards by requiring larger down payments and higher credit scores to receive new mortgage loans9. All of these factors would reduce the pool of persons interested and available to purchase a single-family home, and in turn, increase the demand for multi-family housing.

Finally, we believe that economic fallout from the COVID-19 crisis will ultimately result in more immigration from other countries, which will also increase demand for multi-family housing. While the rapid spread of COVID-19 has led many governments, including the U.S. government, to impose travel restrictions and decrease immigration from certain countries with higher prevalence of COVID-19 infections, we believe that COVID-19’s impact on certain industries will only serve to highlight the need for more immigration. For example, as the agricultural industry has experienced shortages due to localized outbreaks associated with the pandemic, many farms have been unable to fill labor shortages due to a dramatic decrease in immigration. Likewise, immigrant labor is strong in many essential businesses and services, all of which may highlight the important role immigrants play in our country and in our economy.

4 “An Economic Update by Fed Chair Jerome H. Powell,” by the Peterson Institute for International Economics, accessed on July 9, 2020 and available at: https://www.piie.com/events/economic-update-fed-chair-jerome-h-powell.

5 “Re-Opening America: Low-Wage Workers Have Suffered Badly From COVID-19 So Policymakers Should Focus on Equity,” by Molly Kinder and Martha Ross of the Brookings Institution, accessed on July 9, 2020 and available at: https://www.brookings.edu/research/reopening-america-low-wage-workers-have-suffered-badly-from-covid-19-so-policymakers-should-focus-on-equity/.

6 “Foreclosure Threat Grows as COVID-19 Surges, Fed Says,” by Kathleen Howley, Housingwire.com, accessed on July 8, 2020 and available at: https://www.housingwire.com/articles/foreclosure-threat-grows-as-covid-19-surges-fed-says/.

7 Id.

8 “Mortgage Credit Availability Index,” by the Mortgage Bankers Association, accessed on July 8, 2020 and available at: https://www.mba.org/news-research-and-resources/research-and-economics/single-family-research/mortgage-credit-availability-index#:~:text=ABOUT%20THE%20MORTGAGE%20CREDIT%20AVAILABILITY,value%20ratio%2C%20etc.

9 “JPMorgan Chase to Raise Mortgage Borrowing Standards As Economic Outlook Darkens,” by Reuters, accessed on July 9, 2020 and available at: https://www.cnbc.com/2020/04/11/jpmorgan-chase-to-raise-mortgage-borrowing-standards-as-economic-outlook-darkens.html.

The Commercial Real Estate Market

The commercial real estate market is currently experienced market challenges in many locations throughout the United States. While retail, hospitality and office assets are experiencing significant vacancies, we expect the multifamily market will not see as steep of declines and in many markets will remain relatively stable given the overall housing shortage.

The Distressed Real Estate Market

Currently, we are beginning to see signs of distressed assets in the market, which allow for the potential to purchase assets at a significant discount. We plan to monitor certain markets for opportunities to invest in distressed assets assuming we are able to negotiate a purchase price that represents a significant discount to where we think true market value is.

Due Diligence

When the Company identifies a location or a potential property, it will typically sign a contract and place an escrow deposit to be held with the designated escrow agent. The Company will then conduct extensive due diligence, including physical site inspections, environmental studies, a review of applicable zoning and land use restrictions, title reports, a review of all leases (if any), a review of the revenues and expenses from the property, and a study of the local market and local conditions.

Based on its due diligence, the Company will determine whether to move forward with the property.

Evaluating Alternatives

During the initial 12-36 months of owning and managing the property, the Company will analyze market conditions and decide whether the property should be maintained, refinanced, restructured (i.e., condominium conversion), or sold.

Real Estate Investment Life Cycle

The life cycle of a real estate project varies on an individual property basis, but generally all projects experience periods of development, stabilization, and decline. A major component of successful real estate investing is timing the cycle – in effect, buying low, selling high. The Company will pay close attention to the ongoing market cycles in an effort to maximize returns to investors, but given current market conditions, we believe we will be well-positioned to capitalize on the natural ebbs and flows of the real estate investment life cycle. This is because many of our properties will be bought low during the height of the COVID-19 crisis and sold high when markets return to historical norms in the years after the COVID-19 crisis has subsided.

Competitive Landscape

The U.S. real estate market as a whole has historically experienced heavy demand and limited supply, with many developers, investors, and other parties competing for property. However, the current pandemic has negatively impacted virtually every sector of the U.S. and global economy, including real estate. Wages for many households are down (some significantly), unemployment is approaching record levels, and banks and other lenders are preparing for an expected deluge of foreclosures.

As a result, we believe that there will be a surge in existing multi-family housing projects available for purchase for the foreseeable future. At the same time, absent massive intervention into credit markets by the Federal Reserve, the expected tightening of credit markets may decrease the amount of capital to finance such purchases.

Accordingly, we believe the real estate market will favor large institutional investors and others with significant cash on hand or access to alternative financing methods. We may be at a disadvantage to our competition who may have greater capital resources than we do, including cash-on-hand. However, we believe that these larger competitors will focus on more expensive and larger properties, as the economic downturn associated with COVID-19 has also had some impact on medium- and upper-income communities. Thus, the Company will instead look for smaller to mid-sized properties, a market that typically involves individual and smaller institutional buyers rather than large institutions. The relative inefficiency in this segment and the likely surge in available properties due to COVID-19 and its related economic impacts may create excellent investment opportunities.

Term of the Company

We already began deploying the capital we raised in this Offering. We intend to operate the Company for approximately five years with the option of up to two additional one-year extensions at the discretion of the Manager.

To wind down the Company, the Manager will seek to generate liquidity for Investors and realize any gains in the value of our investments by selling or refinancing our properties and returning capital to Investors on an orderly basis. Sales and refinancing will be subject to prevailing market conditions and there is no guarantee that we will be successful in executing any such liquidity transactions on terms favorable to the Company and Investors, or that we will be able to do so within the time frame we have anticipated.

SEC Investigation

On January 26, 2022, the SEC issued a temporary suspension order of the Offering under Rule 258 and an administrative hearing is set for June 6, 2022 to determine whether the Company’s Regulation A exemption should be permanently suspended. should be issued regarding this Offering under Regulation A. The SEC’s orders are public and can be consulted for additional detail. In summary, the SEC alleges two technical violations (failure to start the offering within two calendar days of qualification, and use of an offering circular supplement instead of a post-qualification amendment to increase the Offering from $50 million to $75 million), and two types of allegedly misleading statements on the Sponsor’s website (discussions of DF Growth REIT, LLC and the Company’s operations, and of the Company’s fees). None of the SEC’s allegations involve financial or accounting misconduct or wrongdoing.

In November 2021, the Company received notice that the SEC’s Division of Enforcement had ordered an investigation of the Company for possible violations of federal securities laws (the “Order”). The Order did not allege provide a factual basis or any information that would allow the Company to meaningfully respond to the allegations.

On November 29, 2021, the SEC’s staff told the Company that it could no longer sell securities in the Offering because of 17 C.F.R. §230.262(a)(7), which provides that issuers “under investigation” are disqualified.

The Company submitted a request for a waiver of disqualification, as permitted by 17 C.F.R. §230.262(b). The waiver request noted that while the SEC has not even alleged any specific wrongdoing, the Company and its investors would be harmed by the disqualification. The SEC has not acted on the Company’s request but the staff of the SEC has stated that they would recommend denial.

On December 6, 2021, the Company filed a notice of intent to file a petition pursuant to Rule 430(b)(1) of the SEC’s Rules of Practice (the “Notice”) and on December 13, 2021 the Company filed that petition (the “Petition”). The Notice and Petition stayed (putting on hold) the SEC investigation and thus the potential disqualification.

On January 26, 2022, the SEC provided the Company with two orders that had effect of reinstating disqualification under 17 C.F.R. §230.262(a)(7). As a result, the Company promptly ceased offers or sales of Class A Investor Shares.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Results

The Company began operating on August 6th, 2020 when it was formed and began operating its investment portfolio on December 10, 2021 when it completed its first property acquisition. As of December 31, 2021, the Company had invested a total of $5,014,216 in equity in one project managed by our Sponsor as follows:

Entity	Units	Location	Type of Investment	Investment Amount	Purchase Price	Total Acquisition Cost
NCP Dove LLC	285	North Charleston, South Carolina	Equity	$5,014,216	$46,370,000	$49,893,685.01
Total Equity Investments				$5,014,216	$46,370,000	$49,893,685.01

Our net loss for the period ending December 31, 2021 (consisting of operating expenses from fund management expenses of $999,115 and general and administrative expense of $57,677) was $1,056,792. The fund management fee consists of $832,596 in organization & offering expense reimbursement and $166,519 of asset management fees. The Company expects that as the underlying portfolio properties begin to distribute cash flows to the Company that the operating loss will decrease especially since the organization & offering reimbursement is only charged one time on new equity capital.

Liquidity and Capital Resources

The Company was seeking to raise up to $50,000,000 of capital in the Offering by selling Class A Investor Shares before the Offering was temporarily suspended (see “Legal Proceedings” below for more information). As of December 31, 2020, the Company had raised $8,300,787.

We expect to deploy almost all of the capital we raised in the Offering in making real estate investments. Should we need more capital for any reason, we could either sell more Class A Investor Shares in a new offering or sell other classes of securities. In selling Class A Investor Shares or other securities, we might be constrained by the securities laws. For example, we are not allowed to sell more than $75,000,000 of securities using Regulation A during any period of 12 months and might not be able to use Regulation A to sell additional securities if a permanent stop order is issued (see “Legal Proceedings” below for more information).

Trend Information

2021 saw multifamily rents and related asset pricing increase favorably in many markets in the U.S. “Throughout 2021, the average U.S. asking rent gained $190 and 2022 is forecasted to bring further gains in the multifamily market, at least by historical standards, but at a moderated pace, close to 5 percent annual increases. Possible headwinds include inflation and a new wave of COVID-19 cases.”10

[10]	Anca Gagiuc. (2021, January 10, 2022). National Multifamily Report – December 2021. Multi-Housing News.

https://www.multihousingnews.com/national-multifamily-report-december-2021/#:~:text=Overall%2C%202021%20was%20a%20year,annual%20high%2C%20set%20in%202015

SEC Investigation

The Company relies on raising capital to execute its business plan in several ways:

●	The Company’s focus on “value add” projects implies that once the Company acquires a project it will spend money on renovations.

●	Access to ready capital allows the Company to acquire quality projects that it might otherwise lose.

●	The more equity the Company has in a project, the lower its borrowing costs.

●	With adequate capital the Company can afford to hold projects longer, if it believes a longer hold period will increase returns.

The Company invests a significant amount of money in raising capital, which benefits all investors. Further, based on its experience, the Company is able to forecast its ability to raise capital with considerable accuracy and, based on those forecasts, can match its business plans (for example, its acquisitions and renovations) with the capital it expects to raise.

The Company can therefore deal with fluctuations in the amount of capital it raises, such as the fluctuations associated with the business cycle or the ups and downs of the real estate market. However, it is not equipped to deal with a sudden interruption in its ability to raise capital, as has been the case with the SEC investigation. Therefore, for as long as the Company is prohibited from raising capital by the SEC, the Company expects its business and the returns to investors to suffer.

The SEC investigation could have indirect effects as well. If the Company and/or its principals are labeled as “bad actors” it could damage their reputation, permanently harming the Company’s ability to raise capital and even to borrow money in furtherance of its business plans.

If the Company is determined by a court to have violated federal securities laws it could be subject to fines and other penalties, which could result in a loss of capital by investors.

Finally, the Company may incur substantial legal costs defending itself against the SEC’s allegations. To date, the Company’s legal costs have been paid for by the Sponsor.

Item 3. Directors and Officers

DiversyFund, Inc. is the sole member and manager of DF Manager, LLC. Pursuant to the LLC Agreement, the Manager has full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business. The Management Agreement is filed as an exhibit to the Company’s Offering Statement and incorporated by reference in this Annual Report.

Key Personnel

Name	Position	Age	Term of Office	Approximate Hours Per Week If Not Full Time
Craig Cecilio	Chief Executive Officer	49	Indefinite	20 Hours
Alan Lewis	Chief Financial Officer	46	Indefinite	20 Hours
Isaac Dixon	Senior Vice President of Real Estate	41	At Will	Full Time
Ginger Vyterna	Senior Asset Manager	49	At Will	Full Time

Business Experience

Craig Cecilio

Mr. Cecilio is the Chief Executive Officer and Co-Founder of the Sponsor, DiversyFund, Inc. Mr. Cecilio has worked in the real estate industry for nearly 20 years. Over the course of his career, Mr. Cecilio has participated in the development of over 1,000 single family residences in California as either a joint venture equity partner, lender, or sponsor. Previously, Mr. Cecilio owned a real estate lending business, Coastal California Funding Group, Inc., which underwrote and financed residential renovations and ground-up construction in California coastal markets such as San Diego, Orange County, Los Angeles and San Francisco, and a loan servicing business.

Additionally, Mr. Cecilio founded a real estate debt fund in 2013, which manages a portfolio of real estate-backed bridge loans used primarily to “pre-fund” many of the Manager’s real estate projects. Since 1997, Mr. Cecilio has financed nearly $500 million of real estate assets, having raised over $100 million in debt or equity for real estate transactions in the last three years, and has developed and managed over $50 million of residential property (renovations and ground-up). Mr. Cecilio is a graduate of the University of Colorado at Boulder.

Alan R. Lewis

Mr. Lewis is the Chief Investment Officer and Co-Founder of the Sponsor, DiversyFund, Inc. Prior to the launch of the Manager, he was the head of the real estate private equity division of a real estate investment and development firm based out of Salt Lake City, Utah, where he oversaw capital raising, deal structuring and development work for multi-family projects and master-planned residential communities. Previously, Mr. Lewis worked for nearly ten years on Wall Street as both an investment banker and a corporate lawyer, most recently working as a Managing Director of the Investment Banking Division of Brill Securities where Mr. Lewis provided financial advisory and capital raising services for high-growth companies along with real estate and oil and gas projects.

Prior to joining Brill Securities in 2010, Mr. Lewis practiced as a corporate attorney at Davis Polk & Wardwell, a Tier 1 ranked Wall Street law firm (Chambers USA). His practice included IPO’s, mergers and acquisitions, and commercial real estate, including the acquisition and refinancing of several Fifth Avenue commercial buildings, acquisitions and portfolio restructurings for a $6 billion real estate private equity fund. Over his career, Mr. Lewis has worked on transactions totaling, in aggregate, over $41 billion. Mr. Lewis received a BA from Brigham Young University and a JD from Columbia Law School, where he was a Senior Editor on the Columbia Law Review. Mr. Lewis is admitted to practice law in New York and currently holds a Series 65 and previously held Series 7, 66 and 79 FINRA licenses.

Isaac Dixon

Formerly the Vice President at Canter Companies, Mr. Dixon was responsible for leading the real estate firm’s divisions and was actively involved in underwriting various venture capital investments for the company. Prior to his time with Canter Companies, Mr. Dixon was the Vice President of National Accounts with CORE REALTY, as an active member of the investment committee and interfaced directly with senior executives at independent broker-dealers across the country to facilitate their analysis, review, and approval process for real estate funds and TIC/1031 multi-family syndications.

Before his career in national accounts, Isaac worked as a senior due diligence analyst at Independent Financial Group where he was responsible for reviewing over $500 million in Tenant-In-Common and alternative investment products. Throughout his career, Mr. Dixon has participated in several industry panels on various aspects of syndicating real estate investment programs and conducting proper due diligence and has been involved in the purchase and/or syndication of over 5,000 multi-family units valued in excess of $1 billion dollars. Isaac graduated from San Diego State University with a bachelor's degree in finance. He holds or has held Series 7, 22, 24 and 66 licenses, he is a Certified Financial Planner and a licensed real estate broker in California.

Ginger Vyterna

Ginger Vyterna brings over 27 years of progressive management in operations, acquisitions, asset management and development within the multifamily arena to DiversyFund. With a keen understanding of both conventional and LIHTC assets from the on-site level to executive leadership, her portfolios have continually exceeded organizational expectations. By establishing acquisition protocols, creating custom business plans and understanding diversity she has continually led her teams through difficult market trends while repositioning value-add communities throughout the country. Her tenure at Ram Real Estate, Atlantic | Pacific Management, Priderock Capital Partners, Grand Peaks and New Urban Communities have provided hands on experience in multiple markets from Oregon to New Jersey. Her experience with the multifamily business model will assure the management of our assets exceeds investors’ expectations.

Ownership of Related Entities

The Sponsor owns 100% of DF Manager, LLC, the Manager of the Company, while Mr. Cecilio and Mr. Lewis own the majority of the Sponsor.

Compensation Of Executive Officers

Each of the executive officers of our Manager also serves as an executive officer of the Sponsor. Each of these individuals receives compensation for their services, including services performed for us on behalf of our Manager, from our Sponsor. As executive officers of our Manager, these individuals manage our day-to-day affairs; oversee the review and selection of investment opportunities; service acquired investments; and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to these individuals, through fees and reimbursements we pay to our Manager, we do not pay any compensation directly to these individuals.

Compensation of the Manager and Sponsor

Our Manager and its affiliates receive fees and expense reimbursements for services related to the Offering and for the investment and management of the Company’s assets. The items of compensation are summarized in the table below.

Type of Fee	Description and Amount

Organization and Offering Expense Reimbursement	The Company will reimburse the Sponsor for direct expenses incurred by the Sponsor and its affiliates to organize and operate the Company and conduct the Offering, including:

● Marketing expenses paid to vendors, contractors, and consultants;

● Payroll expenses of marketing employees;

● Software costs;

● Fees paid to vendors, contractors, and consultants relating to the Sponsor’s online fintech platform and smartphone applications; used to market and operate the Company; and

● Payroll expenses and software costs from product and tech employees working on the fintech platform and smartphone applications.

The Organization & Offering Expense Reimbursement may not exceed 10% of the capital raised from the sale of Class A Investor Shares.

For the period ending December 31, 2021, the Company paid $832,596 in organization and offering expense reimbursements to the Sponsor.

Asset Management Fee

The Sponsor will charge the Company an annual asset management fee equal to 2% of the of the capital raised from the sale of Class A Investor Shares. The Sponsor may, in its sole discretion, require the payment of the asset management fee up to five years in advance, which shall be non-refundable.

For the period ending December 31, 2021, the Company paid $166,519 in asset management fees to the Sponsor.

Acquisition Fee

The Sponsor will charge each Project Entity (or the Company itself, if the Company owns real estate directly) an acquisition fee of between 1% and 4% of the total project costs, including both “hard” costs (e.g., the cost of property) and “soft” costs (e.g., professional fees).

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor might be entitled to a similar acquisition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1-4% acquisition fee for direct investment). However, the Company’s share of the fee will not exceed 1-4% of the Company’s share of the total sale price.

For the period ending December 31, 2021, the Company paid $530,106 in acquisition fees to the Sponsor.

Property Disposition Fee

Where the Company owns property directly or is the sole owner of a Project Entity, the Sponsor will receive a property disposition fee equal to 1% of the total sale price of each property.

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor might be entitled to a similar disposition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% disposition fee for direct investment). However, the Company’s share of the fee will not exceed 1% of the Company’s share of the total sale price.

As of December 31, 2021, the Company has not paid any disposition fees to the Sponsor.

Where the Company owns property directly, or is the sole owner of a Project Entity, the Sponsor will receive a financing fee equal to 1.0% of the amount of each loan placed on a property, whether at the time of acquisition or pursuant to a refinancing. This financing fee will be in addition to any fees paid to third parties, such as mortgage brokers.

Financing Fee

Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor might be entitled to a similar financing fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1% financing fee for direct investment). However, the Sponsor’s share of the fee will not exceed 1% of the Company’s share of the loan.

As of December 31, 2021, the Company has not paid any financing fees to the Sponsor. The Sponsor may provide construction management services. If so, the Sponsor will be entitled to a construction management fee equal to 7.5% of actual construction costs.

Construction Management Fee	As of December 31, 2021, the Company has not paid any construction management fees to the Sponsor.

Guaranty Fee

If the Sponsor or an affiliate guaranties indebtedness of the Company or a Project Entity, including guaranties of any so-called “bad boy” carveouts, the guarantor will be entitled to a guaranty fee equal to 0.5% of the loan.

As of December 31, 2021, the Company has not paid any guaranty fees to the Sponsor or any affiliates.

Other Fees

The Company or Project Entities might engage the Sponsor or its affiliates to perform other services. The compensation paid to the Sponsor or its affiliates in each case must be (i) fair to the Company and the Project Entities, (ii) comparable to the compensation that would be paid to an unrelated party, and (iii) disclosed to Investors.

As of December 31, 2021, the Company has not paid any other fees to the Sponsor.

Timing of Payments of Fees and Expense Reimbursements

The compensation paid by the Company to the Manager and the Sponsor during each stage of the Company’s trajectory are as follows:

Stage	Compensation to Manager	Compensation to Sponsor	Amount of Compensation to Sponsor
Organization	None	● Organization & Offering Expense Reimbursement ● Asset Management Fee	● Up to 10% of total amount of capital raised ● 2% of total investment amount of capital raised
Asset Acquisition Stage		● Organization & Offering Expense Reimbursement ● Asset Management Fee ● Acquisition Fee ● Financing Fee ● Guaranty Fee	● Up to 10% of total amount of capital raised ● 2% of total investment amount of capital raised ● 1-4% of total asset acquisition cost ● 1% of total loan value ● 0-0.5% of total loan value
Operation Stage		● Organization & Offering Expense Reimbursement ● Asset Management Fee ● Acquisition Fee ● Financing Fee ● Guaranty Fee ● Construction Management Fee ● Disposition Fee ● Sponsor Promoted Interest

●   Up to 10% of total amount of capital raised

●   2% of total investment amount of capital raised

●  1-4% of total asset acquisition cost

●  0-0.5% of total loan value

●  0-7.5% of actual construction costs

●   1% of property sale price

●  Up to 50% of profits after 12% Investor Return

Liquidation Stage		● Disposition Fee ● Sponsor Promoted Interest	● 1% of property sale price

Other Compensation

The Sponsor is entitled to share in distributions by the Company, which we refer to as the “Promoted Interest.” The Promoted Interest is paid in three stages: first, after owners of the Class A Investor Shares have received a 7% preferred return on their investment, the Sponsor is entitled to a catchup return equal to approximately 53.85% of the preferred return paid to owners of the Class A Investor Shares. Second, after owners of the Class A Investor Shares have received their preferred return and the Sponsor has received its catchup return, the Sponsor is entitled to 35% of the remaining profits. Third, after the holders of the Class A Investor Shares have received a 12% preferred return on their investment, the Sponsor is entitled to 50% of the remaining profits.

If the Manager (or other affiliates of our Sponsor) purchase Class A Investor Shares, they will be entitled to their pro rata share of the distributions paid to Investors.

Report to Investors

The Company files an Annual Report that provides the owners of Class A Investor Shares details of the fees paid to the Sponsor, the Manager and their affiliates.

Clawback

If, upon the liquidation of the Company, the owners of the Class A Investor Shares other than the Manager, the Sponsor, and their affiliates have not received distributions sufficient to return their capital contributions plus a 7% cumulative, non-compounded annual return, the Manager, the Sponsor, and their affiliates will be required to return any distributions they have received from the Company (not fees), over and above their actual contributed capital, in an amount such that the Company can distribute the shortfall to the owners of the Class A Investor Shares, other than the Manager, the Sponsor, and their affiliates.

Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Item 4. Security Ownership of Management and Certain Securityholders

The limited liability company interests in the Company are denominated by 20,000,000 “Shares,” consisting of 1,000,000 “Common Shares” and 19,000,000 “Investor Shares.” The Manager has the authority to divide the 19,000,000 Investor Shares into one or more “classes,” by adopting one or more authorizing resolutions. The Manager adopted the Authorizing Resolution to create 5,000,000 Class A Investor Shares.

As of December 31, 2020, the limited liability company interests of the Company were owned as follows:

Common Shares

Beneficial Owner	Number of Shares	Percent of Class
DiversyFund, Inc.*
750 B Street	1,000,000	100%
Suite 1930
San Diego, CA. 92101
DF Manager, LLC
750 B Street	0	0%
Suite 1930
San Diego, CA. 92101
Alan Lewis
750 B Street	0	0%
Suite 1930
San Diego, CA. 92101
Craig Cecilio
750 B Street	0	0%
Suite 1930
San Diego, CA. 92101

Class A Investor Shares

Beneficial Owner	Number of Shares	Percent of Class
Unrelated Investors	830,079	100%

*	DiversyFund, Inc., the Sponsor, is majority owned and controlled by Mr. Lewis and Mr. Cecilio.

Item 5. Interest of Management and Others in Certain Transactions

The Company has entered into a Management Agreement with the Manager, pursuant to which the Manager will provide management and investment management services as described in “Summary of LLC Agreement and Authorizing Resolution – Management.” Under the Management Agreement, the Company will pay the Sponsor certain fees as described in “Compensation of Management.” The Manager is an affiliate of our Sponsor, DiversyFund, Inc. Thus, the amount of fees and other terms of the Management Agreement were determined among related parties and not at arm’s-length.

The Sponsor, the Manager, Mr. Cecilio, Mr. Lewis, and parties related to them might also invest in the Company by purchasing Class A Investor Shares, along with other Investors.

Item 7. Financial Statements

DF Growth REIT II, LLC

INDEPENDENT AUDITOR’S REPORT

To the Stockholders and Management

of DF Growth REIT II, LLC

Opinion

We have audited the accompanying financial statements of DF Growth REIT II, LLC (a Delaware corporation), which comprise the balance sheet as of December 31, 2021, and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2021, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DF Growth REIT II, LLC as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of DF Growth REIT II, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about DF Growth REIT II, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of DF Growth REIT II, LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about DF Growth REIT II, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Haynie & Company
Salt Lake City, UT
April 30, 2022

DF Growth REIT II, LLC.

Balance Sheet

As of December 31, 2021

As of December 31, 2021
ASSETS
Total Real Estate Equity Investments, Net	$5,014,216
Cash and Cash Equivalents	2,325,706
Organizational Costs	46,264
TOTAL ASSETS	$7,386,186

LIABILITIES AND EQUITY

LIABILITIES
Accounts Payable	$48,700
Dividends Payable	30,573
Related Party Payable	32,456
Subscriptions received in advance	79,615
Accrued Expenses	14,500
TOTAL LIABILITIES	$205,844

MEMBER’S EQUITY
Class A Shares $10.00 par value; 5,000,000 shares authorized; 830,079 shares issued and outstanding, net of offering costs as of December 31, 2021	$8,300,787
Accumulated Deficit	(1,120,445)
TOTAL MEMBER’S EQUITY	$7,180,342

TOTAL LIABILITIES AND MEMBER’S EQUITY	$7,386,186

The accompanying notes are an integral part of these financial statements.

DF Growth REIT II, LLC.

Statement of Operations

For the year ended December 31, 2021

REVENUES
-
TOTAL REVENUE	$-

EXPENSES
Operating Expenses
General and administrative expenses	$57,677
Fund Management	999,115
Total Operating Expenses	1,056,792
TOTAL EXPENSES	1,056,792
NET LOSS	$(1,056,792)

The accompanying notes are an integral part of these financial statements.

DF Growth REIT II, LLC.

Statement of Stockholders’ Equity

Statement of Operations

For the year ended December 31, 2021

	Class A Investor Shares		Accumulated	Total
	Shares	Amount	Deficit	Equity
January 1,2021	-	$-	$-	$-
Proceeds from issuance of class A shares	830,079	8,300,787	-	8,300,787
Distributions declared on class A shares	-	-	(63,653)	(63,653)
Net loss	-	-	(1,056,792)	(1,056,792)
Balance as of December 31, 2021	830,079	$8,300,787	$(1,120,445)	$7,180,342

The accompanying notes are an integral part of these financial statements.

DF Growth REIT II, LLC.

Statement of Cash Flows

For the year ended December 31, 2021

For the year ended December 31, 2021
OPERATING ACTIVITIES:
Net loss	$(1,056,792)
Increase in amortization	(8,192)
Increase in accrued expenses	14,500
Increase in accounts payable	10,628
Increase in dividends payable	30,573
Increase in related party payable	32,456
Increase in subscriptions received in advance	79,615
Net cash (used in) operating activities	$(897,212)
INVESTING ACTIVITIES:
Purchase of real estate and improvements to real estate	(5,014,216)
Net cash used in investing activities	(5,014,216)
FINANCING ACTIVITIES:
Proceeds from the issuance of class A shares	8,300,787
Paid to investors for dividends	(63,652)
Net cash provided by financing activities	$8,237,135

Net increase in cash and cash equivalents	$2,325,706
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$2,325,706

The accompanying notes are an integral part of these financial statements.

DF Growth REIT II, LLC.

Notes to the Financial Statements

December 31, 2021

Note 1 – Formation and Organization

DF Growth REIT II, LLC. (the “Company”) is a Delaware corporation formed on August 6, 2020, that builds wealth by investing in cash-flowing apartment buildings along with multi-family properties. Our focus is on long-term capital appreciation from the renovation and repositioning of these multi-family properties. The use of the terms the “Company,” “we,”, “us,” or “our” in this Annual Report refer to DF Growth REIT II, LLC., unless the context indicates otherwise. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2021.

The Company is externally managed by DF Manager, LLC., (“Manager”), which is a subsidiary of the Company’s sponsor, DiversyFund, Inc. (“Sponsor”).

Pursuant to the Form 1-A filed with the SEC with respect to our offering (the “Offering”) of up to $50,000,000 in shares of class A shares, the purchase price for all shares was $10.00 per share as of December 31, 2021. The Offering was qualified by the SEC on January 29, 2021, and we commenced operations on January 29, 2021.  As of December 31, 2021, we had issued 830,079 shares of our class A shares for an aggregate purchase price of $8,300,787. The Company has the authority to issue 5,000,000 shares of class A shares.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits. Cash and cash equivalents are carried at cost which approximates fair value.

Concentration of Credit Risk

At times, our cash may exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.

Geographic concentration

As of December 31, 2021, the Company’s investments in real estate operate in South Carolina. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE, and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and has sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2021, the Company held investments in one entity, which was evaluated under the VIE model and was not consolidated because the Company was not determined to be the primary beneficiary. This investment is carried on the equity method because of the Company’s significant influence.

As of December 31, 2021, the Company held investments in one entity, which was evaluated under the VOE model and was not consolidated because the Company is not able to exercise substantial kick-out rights and substantive participation rights.

Income Taxes

The Company operates and is taxed as a REIT for federal income tax purposes for the year ended December 31, 2021. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its stockholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to stockholders. The Company may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2021. As of December 31, 2021, $63,652, in distributions have been declared to stockholders, which were classified for tax purposes as non-taxable return of capital.

All tax periods since inception remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

Revenue Recognition

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Company and tenants of the property are operating leases and are one year or less.

Based on the VOE model assessment where no assets were determined to be consolidated, the Company has no revenues to report as of December 31, 2021.

For certain properties, in addition to contractual base rent, the tenants pay their share of utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor. For the year ended December 31, 2021, the Company recorded reimbursements of expenses of $0, respectively, which are reported as tenant reimbursements in the accompanying statement of operations.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when amounts become due.

Purchase Accounting for Acquisitions of Real Estate

Effective January 29, 2021, (Inception) the Company adopted the provisions of Accounting Standard Update 2017-01, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The estimates of the fair value of the purchase consideration and the fair value of the assets acquired is consistent with the techniques used in a business combination.

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset's carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset's carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment's use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Fair Value Option

ASC 825 “Fair Value Option for Financial Assets and Financial Liabilities” (“ASC 825”) provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

Note 3 – Investments in Real Estate

The following table presents the Company’s acquisitions of real estate during the period from January 1, 2021 through December 31, 2021:

Description of Property	Date acquired	Ownership Percentage	Contract Purchase Price	Terms of Payment	Real Estate Acquisition Costs
NCP Dove	December 10, 2021	31.07%	$46,370,000	Cash	$3,147,450
North Charleston, SC
Totals for 2021			$46,370,000		$3,147,450

Note 4 – Equity Method Investments

If it is determined that we do not have a controlling interest in a joint venture through our financial interest in a VIE, the equity method of accounting is used. Under the equity method, the investment is originally reported at cost and is adjusted for capital activity including subsequent subscriptions, redemptions or distributions. As distributions are received from the underlying equity investment, the cost basis of the investment will be reduced. As distribution proceeds surpass the cost basis of the investment, we will then record realized investment gains for the associated equity investment. The following is a table detailing the current investments made under the equity method as of December 31, 2021:

Description of Property	Date Acquired	Ownership Percentage	Contract Purchase Price	Terms of Payment	Investment Amount
NCP Dove	December 10, 2021	31.07%	$46,370,000	Cash	$5,014,216
North Charleston, SC
Totals for 2021			$46,370,000		$5,014,216

Note 5 – Related Party Arrangements

DF Manager, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager will not be reimbursed for organizational and offering expenses incurred in conjunction with the Offering. The Company will not reimburse the Manager for actual expenses incurred on behalf of the Company in connection with the selection or acquisition of an investment, to the extent not reimbursed by the borrower, whether or not the Company ultimately acquires the investment. The Company will not reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company.

DiversyFund, Inc., Sponsor

The Sponsor will charge each Project Entity (or the Company itself, if the Company owns real estate directly) an acquisition fee of between 1% and 4% of the total project costs, including both “hard” costs (e.g., the cost of property) and “soft” costs (e.g., professional fees). Where property is owned by an entity in which there is another financial partner – a joint venture – the Sponsor might be entitled to a similar acquisition fee to the extent negotiated with the financial partners in such joint venture (which could be higher than the 1-4% acquisition fee for direct investment). However, the Company’s share of the fee will not exceed 1-4% of the Company’s share of the total acquisition cost. In 2021 the Sponsor received acquisition fees totaling $2,560,425 from the Company and other investors in connection with the acquisition of NCP Dove LLC. The portion of the acquisition fee paid by the Company was $530,106.

The Sponsor is entitled to an Organization & Offering Expense Reimbursement for direct expenses incurred by the Sponsor and its affiliates to organize and operate the Company and conduct the Offering. The Organization & Offering Expense Reimbursement may not exceed 10% of the capital raised from the sale of Class A Investor Shares. In 2021 the Sponsor received Organization & Offering Expense Reimbursement totaling $832,596.

The Sponsor will charge the Company an annual asset management fee equal to 2% of the of the capital raised from the sale of Class A Investor Shares. The Sponsor may, in its sole discretion, require the payment of the asset management fee up to five years in advance, which shall be non-refundable. In 2021 the Sponsor received asset management fees totaling $166,519.

Executive Officers of our Manager and Sponsor

As of the date of this Annual Report, our executive officers are as follows:

Name	Position
Craig Cecilio	Chief Executive Officer
Alan Lewis	Chief Investment Officer

Craig Cecilio has served as our Chief Executive Officer of our Sponsor and Manager since its inception.

Alan Lewis has served as the Chief Investment Officer of our Sponsor and Manager since its inception.

Related Party Payable

A related party, DF Growth REIT LLC paid $32,456 for Lex Nova legal services on behalf of the Company. This amount is owed back to DF Growth REIT LLC and will be repaid in 2022.

Note 6 – Economic Dependency

Under various agreements, the Company has engaged or will engage DF Manager, LLC to provide certain services to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s common shares available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon DF Manager, LLC. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 7 – Commitments and Contingencies

Legal Proceedings

As of December 31, 2021, we were not named as a defendant in any active or pending litigation. The Company is a respondent in an administrative proceeding with the SEC. On January 26, 2021, the SEC issued a temporary suspension order of the Offering under Rule 258 and an administrative hearing is set for June 6, 2022 to determine whether a permanent stop order should be issued regarding this Offering under the Regulation A exemption from registration. None of the SEC’s allegations involve financial or accounting misconduct or wrongdoing and we believe the allegations cited are technical violations of Regulation A requirements and related securities laws.

Note 8 – Distributions

Investor distributions are determined by each shareholders’ investment of record each day during the distribution period.

The table below outlines the Company’s total distributions declared to shareholders and distributions relating to the Sponsor and its affiliates for the twelve months ended December 31, 2021

Distribution Period	Declaration Date	Daily Distribution per class A Shares	Annualized Yield	Total Amount of Distribution	Paid/Reinvested as of December 31, 2021	Payment Date
September 1, 2021 through	9/30/2021	0.00008202	5.00%	$347	$347	10/15/2021
October 1, 2021 through October 31, 2021	10/31/2021	0.00088431	5.00%	$10,713	$10,713	11/14/2021
November 1, 2021 through	11/30/2021	0.00115029	5.00%	$22,019	$22,019	12/15/2021
December 1, 2021 through December 31, 2021	12/31/2021	0.00119286	5.00%	$30,573		1/15/2022
Total				$63,652

(1)	Distributions are paid or reinvested on the 15th of the following month after the distribution period.

Note 9 – Subsequent Events

Events that occur after the balance sheet date, but before the financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through April 29, 2022, the date the financial statements were available to be issued.

Swaying Oaks

On March 11, 2022, the Company made an equity investment of $1,500,935 into the Swaying Oaks acquisition. The Company invested into Swaying Oaks as a non-controlling limited partner. Swaying Oaks is a 64-unit multi-family asset located in San Antonio, Texas.

Offering Proceeds

As of April 29, 2022, the Company had raised total gross offering proceeds of approximately $10,736,607 from settled subscriptions and issued an aggregate of 1,073,661 shares of our class A shares, with additional subscriptions for an aggregate of 243,582 shares of our class A shares, representing additional gross offering proceeds of approximately $2,435,819. As of April 29, 2022, approximately $39,263,393 in shares remained available for sale to the public pursuant to the Offering.

Exhibits

The following Exhibits are filed as part of this Annual Report:

Exhibit 1A-2A*	Certificate of Formation
Exhibit 1A-2B*	LLC Agreement – The agreement by and among the Company and all of its members captioned “Limited Liability Company Agreement” and dated August 20, 2020.
Exhibit 1A-2C*	Authorizing Resolution – The resolution adopted by the Manager creating the Class A Investor Shares.
Exhibit 1A-6A*	Investment Agreement – The agreement to be signed by each Investor to acquire a Class A Investor Shares.
Exhibit 1A-6B*	Management Agreement – The agreement captioned “Management Services Agreement” by and between the Company and the Manager dated August 20, 2020.

*	Previously filed and incorporated by reference.

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

April 28, 2023	DF Growth REIT II, LLC

	By:	DF Manager, LLC, as Manager

	By:	DiversyFund, Inc., as Manager

	By	/s/ Craig Cecilio
Craig Cecilio, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Alan Lewis
Alan Lewis
Director and Chief Investment Officer of DiversyFund, Inc.
April 28, 2023

/s/ Craig Cecilio
Craig Cecilio
Director and Chief Executive Officer of DiversyFund, Inc.
April 28, 2023